Exhibit 3.4

Business License

(Duplicate) (1-1)

              Registration No: 91420100MA4KQXRT36

Name of enterprise: Wuhan Yangtze River Newport Trading Limited

Type of enterprise: Limited Liability Company

Address: 49th Street commercial network, Qingshan district, Wuhan City

Legal representative: Guohong Jiang

Registered capital: 100 million USD

Date incorporated: Feb.14, 2017

Business duration: from Feb. 14, 2017 to Feb. 13, 2027

Business scope: Steel, copper and copper ingot, aluminum and aluminum ingot, cars including sedans, SUVs vans and parts; retail, wholesale, import and export of fruits, vegetables, meats and aquiculture products; coal wholesale; logistics consulting service; supply chain management technology service; cargo warehousing and transportation service; warehousing agency service (the above scope of business operation does not include special administrative measures for the entry of foreign investment).

Registration authority: Wuhan Administration for Industry & Commerce
Feb. 11, 2018